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                                                              Exhibit (4)(b)(vi)


                 QUALIFIED PENSION, PROFIT SHARING, AND ANNUITY PLAN
                                     ENDORSEMENT


     Your Certificate of Participation under the policy (your "Certificate") is changed as set out below to add provisions for a qualified pension, profit sharing, or annuity plan. This endorsement and the Certificate to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.

          APPLICABLE TAX LAW RESTRICTIONS. The policy is intended to receive contributions pursuant to a pension, profit sharing, or annuity plan qualified under Internal Revenue Code ("IRC") Section 401(a) or 403(a). It is restricted as required by federal tax law. We may change the terms of the policy and your Certificate, or administer the policy and your interest in it, at any time as needed to comply with that law. Any such change may be applied retroactively.

          EXCLUSIVE BENEFIT. Your interest in the policy is for the exclusive benefit of you and your beneficiaries. No portion of your interest may be used for or diverted to any other purpose (by distribution or otherwise) except as and to the extent that the Plan Administrator shall determine that such is allowed both by applicable law and by the Plan.

          NO ASSIGNMENT OR TRANSFER.  You cannot assign, sell, or transfer your
          interest in the policy.   You cannot pledge it to secure a loan or
          the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

               1) you may use your interest in the policy to secure a loan made under any loan provisions of the policy;

               2) all or part of your interest in the policy may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

               3) you may designate another person to receive payments with you based on joint lives or joint life expectancies, but any such designation shall not give that other person any present rights under the policy during your lifetime.

          LIMITS ON CONTRIBUTIONS. Contributions made to the policy for you must not exceed the limits set forth in IRC Section 415. Contributions made to the policy for you under salary reduction agreement(s) with your employer(s) cannot exceed the limits of IRC
          Section 402(g). Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.
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          DISTRIBUTION RESTRICTIONS ON 401(k) EMPLOYEE ELECTIVE CONTRIBUTIONS.
          Any amounts under the policy which represent employee elective contributions made pursuant to salary reduction agreement(s) under IRC Section 401(k) and any income earned on such amounts, cannot be distributed any earlier than allowed under IRC Section 401(k)(2)(B). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this IRC section and the Plan.

          DISTRIBUTION RESTRICTIONS ON PENSION CONTRIBUTIONS. Any amounts under the policy which represent contributions to a money purchase pension plan or a defined benefit pension plan, and any income earned on such amounts, cannot be distributed any earlier than allowed under Treasury Regulations Section 1.401-1(b)(1)(i). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this regulation and the Plan.

          DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), you or your surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC
          Section 402(c)(4)) made with respect to your interest in the policy paid directly to another Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another qualified pension, profit sharing, or annuity plan (as defined in IRC Section 401(a) or 403(a)), specified by you or your surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

          DATE BENEFITS TO BEGIN. Unless you elect to delay the payment of your benefits, a distribution of your interest in the policy shall begin no later than 60 days after the end of the Plan year in which the last of the following occurs:

               1) you have reached the earlier of age 65 or the normal retirement age stated in the Plan;

               2)   the 10th anniversary of the date you joined the Plan; or

               3)   your separation from service with the employer.

          The Plan Administrator shall make any determination required under this provision.

          In no event can the payment of your benefits be delayed beyond the date stated in the REQUIRED MINIMUM DISTRIBUTIONS provision, below.

          REQUIRED MINIMUM DISTRIBUTIONS. No later than April 1 following the calendar year in which you reach age 70-1/2:



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               1)   your interest in the policy must be paid to you in full; or


               2) distribution of your interest in the policy must begin in the form of substantially equal payments made at least once per year (i) for your life or as joint and survivor payments to you and one other person, or (ii) over a period certain not to exceed your life expectancy or the joint and last survivor life expectancy of you and one other person named to receive any remaining payments after your death.

          If distributions are to be made under clause 2) of this provision, the present value of the payments likely to be made to you during your expected life must be more than half of the present value of all payments expected to be made with respect to your interest. For this purpose, the present value of payments is determined as of the date payments begin.

          DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS. If you die before distributions commence with respect to your interest under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to your interest must be paid either:

               1) in full by December 31 of the fifth calendar year after your death; or

               2) over the life of the person entitled to such amount, or over a period certain not to exceed his or her life expectancy, with substantially equal payments made at least once per year starting by December 31 of the first calendar year after your death.

          However, if your spouse is the sole person entitled to such amount, then during your spouse's lifetime, the starting date for payments under clause 2) of this provision may be delayed to a date not later than December 31 of the calendar year in which you would have reached age 70-1/2. If your spouse dies before payments commence, then this provision will apply upon the death of your spouse, with your spouse being treated as the owner of your interest in the policy for purposes of this provision.

          DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS. If you die on or after distributions commence with respect to your interest under the REQUIRED MINIMUM DISTRIBUTIONS provision, any amount remaining payable with respect to your interest must be paid as follows:

               1) if you die before April 1 following the year in which you reach or would have reached age 70-1/2 and you could have slowed or suspended payments before death, then such amount must be paid under the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision as if you died before such distributions commenced; or

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               2)   in all other cases, such amount must be paid at least as
                    rapidly as payments were being made at the time of your death.

          LIFE EXPECTANCIES. For the REQUIRED MINIMUM DISTRIBUTIONS provision and the DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, life expectancies will be determined under Section 1.72-9 of the Federal Income Tax Regulations. The life expectancy of you and your spouse may be recalculated not more often than once each year. The life expectancy of any other person cannot be recalculated.

          CONTROLLING TAX RULES. The REQUIRED MINIMUM DISTRIBUTIONS provision, DEATH BEFORE REQUIRED MINIMUM DISTRIBUTIONS provision, and DEATH AFTER REQUIRED MINIMUM DISTRIBUTIONS provision shall be applied in accordance with IRC Section 401(a)(9), including the incidental death benefit rules of IRC Section 401(a)(9)(G), and the related Federal Income Tax Regulations, including the minimum distribution incidental death benefit rules of Section 1.401(a)(9)-2 of the Proposed Federal Income Tax Regulations.

     This is part of your Certificate. It is not a contract. It changes your Certificate only as and to the extent stated. In all cases of conflict with the other terms of your Certificate, the provisions of this Endorsement shall control.

          Signed for us at our office as of the date of issue.


     /s/Betty Kasprowicz                /s/James M. Mortenson

     Betty Kasprowicz                   James M. Mortenson
     Assistant Secretary                Executive Vice President





















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